Exhibit 10.2

December 3, 2015

Ms. Mary Walton
Long Island High Technology Incubator, Inc.
25 Health Sciences Drive
Stony Brook, NY 11790

Ms. Walton,

I am writing to notify you that Applied DNA Sciences, Inc. (APDN), would like to exercise our option to renew our lease at 50 Health Sciences Drive, Stony Brook, NY 11790, for an additional 3-year term from its original expiration date of May 31, 2016 to May 31, 2019. However, APDN will have the right to terminate the lease sooner, only if the new mezzanine space in the Innovation and Discovery Center becomes available prior to May 31, 2019. In accordance with the renewal option, all other terms and conditions set forth in our lease agreement dated June 14, 2013, shall remain the same.

Sincerely,

/s/ Beth Jantzen

Beth Jantzen
Chief Financial Officer

Accepted:

/s/ Mary Walton
Mary Walton
Long Island High Technology Incubator, Inc.

50 Health Sciences Drive • Stony Brook, NY 11790 • tel 631 240.8811 • fax 631 240.8900